UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, Suite 22C, New York, New York

(Address of principal executive offices)

10019

(Zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Explanatory Note

This Amendment No. 1 amends and supplements the Current Report on Form 8-K of Delcath Systems, Inc. (the “Company”) filed with the Securities and Exchange Commission on July 6, 2017 (the “Original Current Report”). The purpose for filing this Amendment No. 1 to the Original Current Report is to amend disclosure regarding the form of offering which was structured as a private placement instead of a registered direct offering.

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series B Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series B Certificate of Designations”) which was filed with the State of Delaware on July 5, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series B Preferred Stock”). The Series B Preferred Stock shall be entitled to the whole number of votes equal to $2.0 million divided by $0.1867 (the closing bid price on July 5, 2017, the date of sale of the Series B Preferred Stock), or 10,712,372 votes. The Series B Preferred Stock has no dividend, liquidation or other rights which are preferential to our common stock and may be converted into shares of our common stock at a price equal to $0.1530 per share upon the earlier of the date of closing to the extent that the holder thereof reallocates shares of our common stock reserved for issuance under its certain senior secured convertible notes (the “Notes”) to conversion of the Series B Preferred Stock and otherwise three business days after receipt of shareholder approval of a reverse split of our Common Stock for which we intend to seek shareholder approval immediately upon closing of the purchase contemplated hereby.

On July 11, 2017, we entered into an Amended and Restated Securities Purchase Agreement (the “Amended Purchase Agreement”) pursuant to which the Investors (as defined below) agreed to purchase the Series B Preferred Stock on a restricted basis without receipt of any further consideration therefor. The restricted shares of Series B Preferred Stock have no registration rights and thus will not be eligible for legend removal for a period of at least six months from the date of closing. This Amended Purchase Agreement amends the July 5, 2017 Securities Purchase Agreement (the “Purchase Agreement”) into which we entered with certain institutional investors (the “Investors”) for the sale by the Company of 2,360 shares of Series B Preferred Stock in a registered direct offering. The aggregate gross proceeds for the sale of the Series B Preferred Stock is $2.0 million. The Company intends to use the proceeds from the transactions for general corporate purposes. Pursuant to leak out agreements signed by the Investors and the Company, through July 31, 2017, the Investors may only sell on any trading day in the aggregate shares of our common stock owned by them equal to 35% of the daily average composite trading volume of our common stock as reported by Bloomberg, LP on such trading day.

The shares of Series B Preferred Stock were offered and sold by the Company in a private placement transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The Company has thus abandoned the prospectus supplement filed in conjunction with the shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2015 and subsequently declared effective on October 20, 2015 (File No. 333-207331), and the base prospectus dated as of October 20, 2015 contained therein.

As of July 5, 2017, the remaining outstanding principal amount of the Notes is $15.7 million.

The representations, warranties and covenants contained in the Amended Purchase Agreement were made solely for the benefit of the parties to the Amended Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Amended Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Amended Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amended Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures. The form of the Amended Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of this document is subject to, and qualified in their entirety by, such document,, which is incorporated herein by reference.

Item 5.03. Amendment to Certificate of Incorporation.

See Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Amended and Restated Securities Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Date: July 12, 2017	By:	/s/ Jennifer Simpson
	Name:	Jennifer Simpson
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Amended and Restated Securities Purchase Agreement